On April 22, 2016, The Interpublic Group of Companies, Inc. held a conference call to discuss its results for the first quarter of 2016.

CALL PARTICIPANTS

IPG PARTICIPANTS
Michael Roth
Chairman of the Board and Chief Executive Officer

Frank Mergenthaler
Executive Vice President and Chief Financial Officer

Jerry Leshne
Senior Vice President, Investor Relations

ANALYST PARTICIPANTS

Alexia S. Quadrani J.P. Morgan Benjamin Swinburne Morgan Stanley Peter Stabler Wells Fargo Securities Daniel Salmon BMO Capital Markets	Tim Nollen Macquarie Research Thomas Eagan Telsey Advisory Group James Dix Wedbush Securities Brian Wieser Pivotal Research Group

CONFERENCE CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS
Operator:
Good morning, and welcome to the Interpublic Group first quarter of 2016 earnings conference call. . . . I would now like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations. Sir, you may begin.

Jerry Leshne, Senior Vice President, Investor Relations:
Good morning. Thank you for joining us.
We have posted our earnings release and our slide presentation on our website, interpublic.com. This morning we are joined by Michael Roth and Frank Mergenthaler. We will begin with prepared remarks, to be followed by Q&A. We plan to conclude before market open at 9:30 a.m. Eastern.
During this call, we will refer to forward-looking statements about our Company. These are subject to the uncertainties in the cautionary statement that are included in our earnings release and the slide presentation, and further detailed in our 10-Q and other filings with the SEC. We will also refer to certain non-GAAP measures. We believe that these measures provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.
At this point, it is my pleasure to turn things over to Michael Roth.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you, Jerry, and thank you for joining us this morning as we review our results for the quarter. I’ll start out by covering the highlights of our performance. Frank will then provide additional detail, and I’ll conclude with an update on our agencies, to be followed by a Q&A.
We are pleased to report another quarter of very strong performance. Organic revenue growth was 6.7%. Notably, that comes on top of 5.7% a year ago. Our growth was driven by increases in all major disciplines, geographic regions and across most client sectors.
This strong growth is consistent with our performance in recent years and a sign of the strength of our offerings across the portfolio. It’s encouraging to see us start the year at the top of the competitive table in terms of growth.
Acquisitions added another 30 basis points to growth in the quarter, while currency translation was a 3.1% drag on revenue. Reported revenue growth was therefore 3.9%.
Q1 operating profit was $21 million, compared with $8 million last year. As you all know, our first quarter is seasonally small in terms of revenue, while total costs are distributed fairly evenly throughout the year. That said, positive and sustained Q1 profit increases are yet another marker of continued strength and progress.

During the quarter, we continued to combine our growth with effective expense discipline. We achieved leverage on our expenses for base payroll, benefits and tax, and on our office & general expenses. The result was Q1 operating margin expansion of 70 basis points.
Our growth this quarter continues to reflect contributions from nearly all of our major agencies, led in Q1 by McCann, R/GA, Huge, FCB, Mediabrands and Weber Shandwick.
Our digital offerings continued their strong growth. This includes the range of embedded digital capabilities within our integrated agency networks, as well as our stand-alone digital specialists. Once again, this result underscores that our partnerships with clients are evolving as they look to transform their businesses in response to an increasingly complex marketing landscape.
Another contributor to our performance is our “open architecture” model, which we use to deliver solutions that are customized to client needs, using the best-of-IPG solutions, notwithstanding silos. This reflects the growing importance of integrated communications services, something we’ve been focusing on for some time now.
The quarter reflects strong growth with existing clients, as well as new business wins. In terms of client sectors, we were led by increases in the tech & telecom, healthcare, food & beverage and retail sectors.
Regionally, performance was notably strong in the U.S., where we had organic growth of 8.3%, on top of 6.1% in Q1 of ’15, and where we continued to see outstanding contributions across a very broad range of our agencies, disciplines and client sectors.
International organic growth was also strong at 4.3%, with all regions contributing. LatAm was especially notable at 11.6% organic growth.
Turning to expenses and margin, total operating expenses increased 3.2%, compared with our reported revenue growth of 3.9%. As a result, Q1 operating margin improved by 70 basis points. Cost discipline and margin enhancement remain a top priority, and we continued to execute against that objective during the year.
Our capital structure continued to be a source of value creation. As we announced in February, for the fourth consecutive year, our Board increased our quarterly dividend by at least 25%. On our full-year 2015 call, we also announced that our Board had authorized another $300 million toward share repurchases. During the quarter, we purchased 2.5 million shares, at a cost of $54 million. More recently, we were placed on review for upgrade by Moody’s, and our outlook was upgraded to positive by S&P.
Of course we are pleased that our performance continues to reflect the excellence of our people and agencies. As mentioned earlier, our ability to put together integrated solutions that are customized to the needs of our clients has increasingly become a differentiator for us. As is our focus on delivering outstanding insights and creativity, and our commitment to maintaining and developing the top-tier digital capabilities we have across our portfolios.
We also remain focused on driving further margin expansion and capital returns. The strength of our offerings, coupled with operating discipline, is a winning combination that will ensure that we continue to deliver for clients and shareholders alike.
While Q1 is seasonally small for us, and there is still macro uncertainty, particularly in certain international markets, performance to-date has us well-positioned to deliver on the high-end of the 3 - 4% organic growth target we set for the full year, and to expand operating margin by 50 basis points or better. As the year unfolds, we will of course keep you apprised of our outlook, as was the case in 2015.
At this stage, I’d like to turn things over to Frank for some additional detail on our results. And after his remarks, I’ll be back to provide an update on our agencies and the tone of our business, to be followed by our Q&A.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Thank you, Michael. Good morning. As a reminder, I will be referring to the slide presentation that accompanies our webcast.
On slide 2, you’ll see an overview of our results:

•	Organic revenue growth was 6.7% in the first quarter, 8.3% in the U.S. and 4.3% in our international markets.

•	Q1 operating profit was $21 million in our seasonally small first quarter, an increase of $13 million compared to last year.

•	Adjusted diluted EPS was break-even, adjusted for items below operating income in other income and our tax line. Reported diluted EPS was $0.01 per share.

Turning to slide 3, you’ll see our P&L for the quarter. I’ll cover revenue and operating expenses, as well as below-the-line items, in detail on the slides that follow.
Turning to revenue on slide 4:

•	Revenue was $1.74 billion in the quarter, an increase of 3.9%.

•	Compared to Q1-15, the impact of the change in exchange rates was negative 3.1%, while net acquisitions added 30 basis points.

•	The resulting organic revenue increase was 6.7%.
As you can see on the bottom half of this slide, organic growth was 7.6% at our Integrated Agency Networks segment, a very strong performance. We had contributions from all disciplines, led by McCann, R/GA, Huge, FCB and Mediabrands. CMG grew 3.2% organically, led by Weber Shandwick, Octagon and Golin. CMG growth was approximately 4% excluding the decrease in pass-through revenues.
Moving on to slide 5, revenue by region:

•	U.S. organic growth of 8.3% was broad-based across our agencies, led by R/GA, FCB, McCann and Huge. Leading client sectors were tech & telecom, healthcare, food & beverage and retail.

•	Turning to international markets:

◦	The U.K. grew 3.5% organically, on top of 6.4% a year ago. We had notably strong growth at McCann, Mediabrands and R/GA.

◦	Continental Europe increased 1.7% organically. By country, we were led by strong results in Germany and modest growth in France and Spain.

◦
In AsiaPac, Q1 organic growth was 2.7%. We were led by very strong growth in China, as well as by increases in Australia and India, while Japan decreased. In the region, we saw notable contributions by Mediabrands and R/GA.

◦	LatAm grew 11.6% organically, with strong performance driven by our agencies in Argentina, Colombia and Mexico. Brazil, however, remained soft due to macro headwinds.

◦	Our “Other Markets” group increased 7.4% organically, which includes strong growth in Canada.

On slide 6, we chart the longer view of our organic revenue change on a trailing-12-month basis. The most recent data point is 6.3%.

Moving on to slide 7, our operating expenses:

•	Underneath our reported revenue growth of 3.9%, total operating expenses increased 3.2% in the first quarter.

•
Our ratio of salaries & related expense to revenue in Q1 was 73.0% this year, compared with 72.5% a year ago. This comparison includes very strong Q1 operating leverage on our expenses for base payroll, benefits & tax. It also reflects increased long-term incentive expense, due to our consistently strong financial performance, as well as greater expense for severance this year, and increased expense for acquisition earnouts, due to the strong performance of acquired businesses.

◦	Lower pass-through revenue also shifted some operating leverage from SRS to O&G, where lower pass-throughs are offset by lower O&G expense.

◦	Total headcount at quarter-end was approximately 49,700, which is an increase of 1% from Q4-15, reflecting investment in higher-growth areas of the portfolio and to support our new business wins.

•
Turning to office & general expense, on the lower half of the slide: O&G expense was 25.8% of Q1 revenue, an improvement of 120 basis points from a year ago, with leverage across most major expense components, notably our category of “other O&G” expense, which includes the benefits of lower pass-through expenses.

On slide 8, we show our operating-margin history on a trailing-12-month basis, with the most recent data point of 11.5%.
Slide 9 is provided for clarity on our year-on-year comparison, with detail on below-the-line items:

•	Our reported pre-tax results include a below-the-line loss of $16 million, mostly non-cash, related to the sale of small, non-strategic agencies, mainly in Continental Europe.

•	As a consequence of the classification of certain of these assets as “held for sale,” we had a net tax benefit of $12 million due to the reversal of valuation allowances for deferred tax assets.

•	Our tax provision also included an $8 million benefit from the adoption of new guidance on share-based compensation.

•	The net effect on our reported results of the discrete items and loss on sales of businesses was a benefit of $0.01 per diluted share in the quarter.

Turning to the current portion of our balance sheet on slide 10, we ended the first quarter with $680 million in cash and short-term marketable securities. It’s worth noting that our cash level is seasonal, and it tends to peak at year end and decrease during the first quarter.
On slide 11 we turn to cash flow:

•
Cash used in operations in Q1 was $649 million, compared with $781 million a year ago. As you know, our operating cash flow is highly seasonal. Our business generates significant cash from working capital in the fourth quarter and uses cash in the first quarter. During this year’s first quarter, cash used in working capital was $690 million, compared with $785 million a year ago.

•	Investing activities used $59 million in the quarter, including $27 million of cap-ex and $27 million for acquisitions.

•	Financing activities used $158 million, mainly for common stock dividends of $60 million and $54 million for share repurchases.

•	Our net decrease in cash and marketable securities for the quarter was $829 million, compared with $926 million a year ago.

On slide 12, we show debt deleveraging from a peak of $2.33 billion in 2007 to $1.74 billion at the most recent quarter end.
In summary, on slide 13, we are pleased with our revenue growth and profit performance in the quarter, which represents a good start in terms of achieving our financial objectives for the year.
With that, let me turn it back to Michael.

Mr. Roth:
Thanks, Frank.
Understandably, we are very pleased with the results that we are announcing this morning. The effectiveness of our offerings was evident in our continued strong organic revenue growth. Across the Group, whether in advertising, marketing services or media, our strategic, creative and digital capabilities are highly competitive. It’s particularly important that most of our agencies are contributing to our strong results, and that we are seeing growth in all geographic regions.
We continued to demonstrate disciplined cost management and will remain focused on conversion, so as to deliver or exceed on our margin-improvement target for the year.
As you’ve often heard me say, we are proud that IPG has become known as the destination of choice for so much of the industry’s top talent. Our senior corporate team has been together for some time. All of our talented people have brought the Company through significant challenges to its current, very strong and competitive position, and we’ve done so with a high degree of integrity and humanity.
Along with our focus on getting the best people with the right skills required to succeed in the digital world, we also have shown a long-term commitment to improvement as it relates to diversity and inclusion.
We were the first company in our sector to name a Chief Diversity Officer, to establish diversity leaders across our major agencies within the Group and interagency D&I Business Resource Groups, and to directly tie annual incentive compensation for our major agency CEOs and senior executives to progress on diversity and inclusion. Driven by these programs, we’ve seen significant improvements over time for all minorities, with close to 55% of our management positions currently held by women and approximately 20% by people of color, which we believe are industry-leading results.
Nonetheless, we know there is still a great deal of work to do in this area. And, uniquely, we stand by our record of taking swift and decisive action and enforcing accountability around D&I - particularly in those cases of behavior by senior executives that run counter to the kinds of values for which we should all stand.
For some time now, our investment in talent has been a key driver of IPG’s success. When we supplement that with strategic acquisitions, this should ensure that we maintain the very high level of expertise and service delivery that we’re seeing from so many of our agencies. We also remain committed to robust capital-return programs, and we can continue to drive value creation for our shareholders.
Moving on to the tone of our business. We continue to hear from major clients a willingness to invest behind their brands. Our operators also tell us that the environment for marketers remains sound overall, despite uncertainty in certain important markets, such as Brazil and Russia. So, there should clearly be sufficient opportunity for us to achieve toward the high end of our stated full-year growth objectives. But it’s still early, with only the smallest quarter in the books, so we believe it’s appropriate to stay focused on our goals and measured in terms of expectations.
The new-business pipeline is sound. There continues to be a significant number of media pitches and consolidations, though not quite at the same, historically high, level as last year. Elsewhere in the Group, our major integrated agencies are seeing solid activity, as are our marketing services agencies. We’re active in all of the major opportunities that are out there, other than those on which we are conflicted. New business has been an area of strength for us the past two years and an area in which collaboration has played a key role. We want to build on that performance.
Highlights at the agency level include a strong quarter at McCann, which is winning business and recognition across a range of its companies and around the world. The focus on the part of the management team on creativity, cross-utilization of services to major clients and enhancing the specialist digital, experiential and healthcare marketing offerings is contributing to strong growth at the Worldgroup.
CMG agencies continued its strong performance, led by public relations. Weber Shandwick and Golin consistently take market share, and we added to their capabilities with acquisitions during Q1: ReviveHealth will build on Weber’s outstanding healthcare practice, and Brooklyn Brothers will take Golin’s digital-content production to a new level of creativity. Late last week, we announced the acquisition of Speck, to add a leading product design and innovation consultancy to the front end of FutureBrand’s offerings.
At Mediabrands, we have been active in onboarding much of the new business won during last year’s very competitive consolidation and pitch activity. The new year began with positive news for UM in the Sony review. As you’ve heard before, the organic investments we’ve made in digital, programmatic and data are playing a key role in Mediabrands’s success and growth. During the quarter, we added to their capabilities with a mobile acquisition in the U.K., and we’ll continue to focus on mobile, social, performance marketing and analytics going forward.
At FCB, progress continued to be evident in the agency’s results. In Chicago, the agency further built on its Fiat Chrysler assignments, while FCB Inferno won additional BMW business in Europe and earlier this week prevailed in the highly competitive U.K. pitch for npower. FCB Health is a consistently strong contributor. And a new management team has been put in place in New York, while a dynamic new leader joined as North American President of the HackerAgency, an outstanding CRM agency that’s part of the FCB group.
MullenLowe Group is increasingly active in new businesses, with wins from Hyatt Hotels, Etihad Airways and a number of other opportunities that are not public, but in which they are among the finalists in significant reviews. The agency announced a new leader for its Boston office, who joins us after a long and successful stint as CMO at Converse. MullenLowe was also named the world’s best creative agency at the Warc 100 awards and topped the “Good Report” for 2015’s best campaigns for social responsibility.
R/GA, Huge and MRM posted very strong starts to the year, in terms of the highly innovative work they are doing for clients, their financial performance, and the recognition they are garnering in the marketplace is significant. R/GA has been pioneering what it means to be a digital marketer since the beginning of the connected age. The company continues to be honored as one of the industry’s top agencies. Growth at Huge has been significant, and the agency recently named its first Chief Creative Officer. MRM remains one of the industry’s top global networks, powering the digital business for many of the world’s largest brands.
As you know, we’ve been clear for many years that the changing dynamics of media usage and behavior call for an integrated strategy when it comes to digital, not for the highly siloed approach taken by some of our peers. The benefits of investing in talent and embedding digital expertise throughout our portfolio, as we have been doing for some time, continues to be evident in IPG’s strong organic revenue performance.

Of course, being able to combine these embedded digital offerings with our specialty agencies is even more powerful. And just another example of how we mix and match the right capabilities and talent on all of our client engagements.
We’re pleased with the strong performance in Q1, with the very high caliber of our people and with the effectiveness of our capabilities. We continue to see some geographic markets where macro concerns will require monitoring. It’s also worth repeating that Q1 is always our lightest quarter. We will of course remain vigilant on costs and the appropriate levels of margin conversion.
Looking forward, we believe that we are well-positioned to deliver on the high end of our full-year target of organic growth of 3 - 4% and to expand operating margin by 50 basis points or better. Combined with our Company’s financial strength and commitment to capital return, which has been and will continue to be a source of significant value creation, this will allow us to further enhance shareholder value.
As always, I thank you for your time and support, and I look forward to keeping you posted on our progress during the course of the year.
With that, I will now open it up to Q&A.

QUESTIONS AND ANSWERS

Operator:
. . . . Our first question is from Alexia Quadrani from J.P. Morgan.
Alexia S. Quadrani, J.P. Morgan:
[Inaudible] . . . impressive organic revenue growth we saw in the quarter, specifically North America. Is there any way you can give us a bit more color in terms of how much of that growth came from the underlying health of the market versus your real strong position in new business wins at the end of last year?
Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you, Alexia. As you know, you are right in saying last year we ended up net positive, with respect to the many reviews.
I think a significant part of our results is an indication that, of our top 20 clients, our organic growth was close to 12%. Now that’s a significant number, and it’s something that reflects what we’ve been saying now for many years. If we continue to focus on treating our existing clients as if it was a pitch, there’s opportunity to meet their needs in the marketplace, given the talent and resources that we have. And that will be the continued focus on all of our organizations, to treat our existing clients with that type of opportunity and commitment to meeting their needs. And if you add on top of that net-net new business wins from pitches, obviously that gives rise to our results.
Now, coming into the year, obviously we had some tailwinds as a result of the net new business. We see that rolling out more on the first half of the year. So let’s assume there’s about 150 basis points of tailwinds coming in through the first half of the year, and in the back half of the year, that will slow down.
So, a combination of focusing on our existing clients and keeping the back door closed, winning when we are involved in pitches and focusing on our open-architecture model is what makes us comfortable with our forecast going in through the year.
Ms. Quadrani:
Just based on your earlier commentary, it sounds like so many more of your agencies are contributing to growth than maybe just several years ago. Do you find that there are still some, whether agencies or regions, that are still a work in progress that can still be a tailwind or a positive contributor down the road? Or do you feel that you’re finally at a place now where, really, you’re operating on all cylinders?
Mr. Roth:
Well, I will let our results speak for the question of how all of our agencies are performing. And obviously, with these kinds of results, we’re not relying on one particular agency. And as you know - you were there from the beginning - this has been a journey in terms of repositioning our people and our organizations. And I said this publicly and privately, I’ve never been more comfortable with the leadership of our organization throughout all of our agencies than I am right now.
Our most recent repositioning involved putting Mullen and Lowe together to form the MullenLowe Group, and I’m very pleased with how that’s come out of the box in terms of new business wins and servicing their existing clients. So when you combine three global networks, MullenLowe, McCann and FCB, on top of all the independent agencies we have in the U.S. -

some of them are not performing where we would like them to be, and of course, MullenLowe has a ways to go before they are achieving the levels of a McCann or an FCB. And frankly, that’s the opportunity we have at IPG.
Our media offerings continue to be best-in-class. They are recognized - obviously, UM in terms of its Agency of the Year awards and its positive results in new business; Weber Shandwick and Golin being the top of the charts in terms of winning and gaining market share, and certainly Weber winning all the recognition awards; our sports marketing and our experiential - so I’m very pleased with all of our offerings.
That doesn’t mean to say we can’t refine that in terms of adding additional talent and go-to-market strategies and acquisitions. And given our financial position, we’re in a position to do that. So I’m feeling - what we told the team this morning was, we’re not spiking any football. This is still a journey. We still have margin improvement that’s available to us, and that’s what we’re focusing on.
But in the meantime, I have no doubt that if there is an opportunity for us to pitch business, we will put together a world-class opportunity and team in place. And we will continue to focus on our existing client base, which is among the best in the world. Other than that, I’m feeling pretty comfortable about where we stand.
Ms. Quadrani:
Thank you very much.
Mr. Roth:
Thank you, Alexia.

Operator:
Thank you. Our next question is from Ben Swinburne, from Morgan Stanley.
Benjamin Swinburne, Morgan Stanley:
Thank you, good morning. I have - I wanted to ask actually about tax, the tax outlook, and also something on incentive comp. I know, Michael, you like to talk about taxes as much as possible, so there. [Laughter] If you look at companies with your revenue mix, a lot of international, you tend to see tax rates that are in the low 30%s. And I know you guys are driving margins and trying to drive profitability, particularly in your European agencies. If you could just think about the long term, do you see an opportunity for IPG to get its blended tax rate down, because that would be a pretty meaningful EPS driver if that opportunity was there for you in the investable future?
And I will just ask my second one. Your incentive comp as a percent of revenue, I think, was the highest it’s been, at least in a number of years. I’m guessing that reflects your confidence in the year. Maybe you can spend just a minute on how you guys accrue during the year? Q1, as you said, is small, but it seems to be an indication of where you see the year coming in versus what your internal budgets might have been. So those are my two questions.
Michael Roth, Chairman of the Board and Chief Executive Officer:
I know, both are fair questions. On the incentive comp, it’s a little over 4% in the first quarter, and really what that is, is our long-term incentive plan. Given the performance that we’ve had in the last couple of years, and since our long-term performance is based on performance operations, it’s encouraging to see that that number is higher, because it’s reflective of our positive results.

Over the year, we’re still using a 3.5% number in terms of total incentive comp. So it does hit us a little stronger in the first quarter. And then, of course, when you compare it to the light revenue in the first quarter, it magnifies the percentage of its impact.
So this is all part of a plan; this wasn’t a surprise. We know well that we’re performing well in our incentive plans. Frankly, our incentive plans are working exactly as they should be. We have short-term plans that focus on both agencies as well as overall performance, and long-term incentives that look to what we need to drive continued, consistent performance across the organization. So I think just look at that as a one-off in the first quarter, which is actually a positive result given the performance that we’ve had.
Taxes is a whole complicated situation. As you know, we have $1 billion or greater NOL, and that’s principally in Europe. In order for us to use that NOL, we have to generate income in those geographic areas. And we have focused very - we have a great international tax department that focuses on optimizing utilization of the NOL, which gets into, of course, agreements between countries in terms of allocations and so on, and we try to optimize it. But when we do have write-offs in foreign jurisdictions, unless there’s income that we can use those write-offs against, we don’t get the benefit that we were looking for. We do release some reserves, which we saw the reversals in the first quarter.
So we have a 28% to 30% cash tax rate which we are using. Which, frankly, is attractive versus our financial tax rate, which is 37% to 39% or 40%. So we still have a difference between cash versus book. We’re very focused on utilization of the cash NOL.
In the U.S., we used up our cash NOL, so what we rely on in the U.S. is good, old-fashioned U.S. tax planning. We have a great tax department that focuses on that.
So I do think that our NOL is an unaccounted-for asset on our balance sheet, but we can’t benefit until we generate profitability. And since Continental Europe - as you know, we did have positive results in Continental Europe this quarter, which is the second - at least second or third - quarter in a row that we’ve been positive. Not by a lot, but it beats the losses we’ve been having, so that’s encouraging. But I do think there’re opportunities, but we’re not prepared to commit to a significantly lower cash tax as a result of it.
Mr. Swinburne:
Thank you.
Mr. Roth:
Thank you.

Operator:
Thank you. Next we have Peter Stabler, of Wells Fargo Securities.
Peter Stabler, Wells Fargo Securities:
Frank, I wanted to turn back to slide 22 and the salaries & related. Frank, wondering if you can give us a little bit more color on the base, benefits & tax? We were a bit surprised at the amount of leverage you got there. Any color you can offer on the drivers and outlook going forward? And then, on the severance expense line, also a bit richer than we thought. We’re assuming you can see some flow-through on that towards the back half of the year?
And then, a couple other quick ones. Could you remind us where - I think you covered this - but could you remind us what’s remaining on the buyback autho? Thanks very much.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
On the buyback, it’s roughly $400 million.
A couple of comments on expenses, Peter. It’s clear, as we continue to reduce our principal relationship in our project-related businesses, and we see our pass-through revenues go down, you’re seeing a shifting of leverage out of BB&T into O&G. But I think the transparency of our disclosure, it’s pretty clear what’s happening.
What I would say about our SRS is that the base, benefit & tax, which is roughly our fixed component of our salary, which we service clients with, that’s our biggest area of focus. And we’re thrilled to see the amount of leverage we get out of it. And it’s an area that we’ve been focused on for years, and will continue to focus on. How do you take that fixed component of our employee base, plus, quite frankly, our temporary labor we service clients, and get more leverage out of it? We’re seeing it.
With respect to the other components of SRS, Michael just commented on the incentive component. And to the earlier question, we didn’t adjust our annual incentive accrual at all in the first quarter. So we booked it to budget. So all of that increase is related to the long term. And on the severance, we had some incremental severance in Europe. And we had some severance at a specific agency, and you’re right, we should get some flow-through in the back half of the year.
Mr. Stabler:
Then one quick follow-on, if I could. So on the BB&T -
Michael Roth, Chairman of the Board and Chief Executive Officer:
Peter, one moment. We did have some acquisition charges that ended up being reflected in the SRS as well. We had this in the fourth quarter. On certain acquisitions, if they’re performing well, we have to true up the payments and flow through SRS. So that also was a discrete item in the first quarter.
Mr. Mergenthaler:
And again, similar to the long-term accrual, that’s a good thing. That means that the acquisitions we’ve done are performing better than what we modeled out when we acquired them. The way the accounting works, it flows through operations.
Mr. Stabler:
Great. One quick follow-up. So on the BB&T, because that’s a relatively fixed piece of the equation, Frank, is there a target you have for full year, either this year or next year, on where that line could go?
Mr. Mergenthaler:
We have a target of 50 basis points or better of margin improvement.
Mr. Stabler:
Thank you.
Mr. Mergenthaler:
You’re welcome.
Mr. Stabler:
Have a good weekend.

Mr. Roth:
Thanks, you, too.

Operator:
Thank you. Next we have Dan Salmon, from BMO Capital Markets.
Daniel Salmon, BMO Capital Markets:
Hi good morning, everyone. One for Michael and one for Frank. Michael, could you return back - you had some good comments there about the integration of MullenLowe, and I just wanted to follow up on that a little bit. And maybe if there are some forward milestones that you’re looking for from the agency? Or maybe use the baseball terminology and maybe what inning we may be in and the plan that you have for it?
And then second, for Frank, you’re on review at Moody’s, upgraded at S&P. Could you just give us an update on the conversations with the ratings agencies right now, and where your expectations for those may be?
Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, look, we have been at Mullen - MullenLowe - we’ve been repositioning Mullen now - and look, Mullen just again this morning won a number of awards in the international markets for its creativity and its effectiveness with its clients. And it’s always been an issue for us to give it a deeper presence in the United States, because that’s where we think the opportunity lies in terms of utilizing the Lowe network and putting it together with Mullen in a true merger.
This wasn’t a partnership, this is a merger. And we have Alex heading up the global offering. So we see a tremendous opportunity in utilizing the MullenLowe go-to-market strategy on a global basis, with particular emphasis in the United States. And we’re very encouraged in the way it’s being received by the consultants in terms of pitch activity, as well as its performance, both with existing Mullen clients, as well as the former Lowe clients. And the team has really meshed together. They understand it’s a unified organization now, and it’s not siloed into Mullen or Lowe. And I am very pleased with Alex and his entire team. He’s added new people.
So we’re pretty excited about the opportunity. And Mullen and Lowe both have this reputation of creativity and being disruptors, in terms of their approach to client servicing. And it’s a tremendous combination. Plus given the digital media capabilities, and Lowe has Profero, which is an outstanding digital arm of Lowe, that’s performing exceptionally well.
So we’re excited about MullenLowe, as we are with all of our networks. The leadership we have, whether it be Harris at McCann or Carter at FCB and Henry at Mediabrands. I’m not working on my golf game yet, but I’m very pleased with the leadership team that we have in place.
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
And on the rating agency front, Dan, both Moody’s and S&P have us on positive outlook. We’re in constant dialogue. We would hope to get an upgrade from both those institutions at some point. We’re not in a position to pinpoint a time. But if we continue to deliver results like this, we would hope to see those upgrades in the near future.
Mr. Salmon:
Okay, great. Thank you, guys.
Mr. Mergenthaler:
You’re welcome.

Operator:
Thank you. Next we have Tim Nollen, from Macquarie.
Tim Nollen, Macquarie Research:
Hi, thanks. A few things. Michael, could you please elaborate a bit more on your comment on the state of the markets? It seemed just last quarter it was nervous times, and financial markets were volatile and there were a lot of macro issues. And you expressed some caution at the time. And now, your comments seem to be that clients are spending steadily and financial markets have picked up, and - or at least equities have picked up. I’m just wondering what you’re, if you can give a bit more color on the state of client spending and client thinking in terms of investing and marketing? We’ve also seen some pretty good results or comments this reporting season from the likes of retailers and credit card issuers and so on. So it just seems like it feels even better now.
And then, just a quick housekeeping: is there anything we need to know in terms of one-off’s below the line that - it’s small items, but they brought your EPS down by $0.01 in Q1 - so, anything ongoing, the FASB adjustment or anything else that we need to know about in the coming quarters? Thanks.
Michael Roth, Chairman of the Board and Chief Executive Officer:
No, the one-off items - I think that’s a fair point. In terms of, if you’re looking at the quality of our earnings in the first quarter, if you take off the, take out the one-off items, obviously the quality of our earnings is very solid. And the EPS number is not really reflective of the type of performance we had in the first quarter. You always have risk in the quarter basis going forward, but I don’t believe we have any significant items that we already know about that will hit in that way.
The good news is we had the acquisition adjustment in terms of the performance. By the way, if we have it going through the rest of the year, that means our acquisitions are even performing better than we thought. So that won’t be a bad thing.
So I think, hopefully, we won’t have the noise, if you will, below the line going forward for the rest of the year.
My tone and my language is still, it’s cautionary, because there’s still a lot of stuff going on out there. But I did say at the end of year, when we talked about the caution, that we didn’t see any specific areas of caution, but there was a lot of noise.
If you look at Latin America, that’s a great example. Obviously, Brazil is an issue. And if you look at - our organic growth in Latin America was over 11%. That’s notwithstanding the fact that Brazil was breakeven. And there in Latin America, we had very strong results from our digital, whether it be R/GA, whether it be Huge, whether it be our media offerings in McCann in Latin America. So we had very positive results, notwithstanding the fact that Brazil, which is a large market for us, has significant risk in terms of what’s going on there. Obviously, the government transitions there are an issue. So that causes us to be somewhat concerned in terms of what’s happening there.
In terms of the good news, on the U.S. side, is we are now 63% of our business being in the U.S., versus the end of the year we were at 60%. That should be an indication of the strength of our offerings in the United States across the board. PR, media, advertising, digital, experiential and sports marketing: all of them in the United States are performing well, which is one of the reasons you see a 63% number. And we don’t need - if you look at the forecast for U.S. media, and media overall, we’re still in the 3 - 4% ad spend in the U.S. and globally, which is another reason why we’re somewhat cautious in terms of the organic number we’re putting out there.

Asia-Pac continues in China, India, Australia are all performing - China, we had double-digit growth. So we had very solid offerings. India was single-digit growth, but last year we had very strong comps that we had to go against. Australia continues to perform. Japan was slightly weak. So that causes us - there’s a lot of noise going on about China, but our results don’t yet reflect that, so we have to be cautious about that.
And then you go to Europe, and the U.K. results were slightly off of where we were before, and that is attributable to one, some of our one-time items that were not as strong as they were, particularly in the U.K. Continental Europe, again, is not significant to us. It’s what, 8%? And so one or two items can affect that. And we’re still cautious about Continental Europe. And what’s going to happen with Brexit, and we don’t know.
So there has to be some level of caution. But you have to look at our results and say, wait a minute, obviously our clients are spending, and we continue to see that. So that’s the reason we still have some caution out there. And like I said, we’re not spiking any football, but we’re just managing our existing clients. That’s why it’s so important to manage our existing client base, and that’s our strategy as we go forward.
Mr. Nollen:
Thanks. And, Frank, could you please elaborate a little bit more on the cost side? I’m interested more in the O&G expenses. I know you’ve done a lot of work over the years with shared services and ERP programs, and IT consolidation, et cetera. And those numbers took another step down in a good way this time. How much more is there to squeeze out, or is more of the cost savings still on the salary side?
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Tim, it’s a good question, because we have made investments. We have seen progress. We continue to find new floors, but you’re starting to see some pressure in things like real estate. Certain markets around the world are starting to get fairly expensive. We’ve had growth in those markets, so we’ve got some pressure there in markets like New York and London and Shanghai.
But we continue to try and leverage the investments we’ve made to drive more efficiency. Shared service is a good example. We move more and more processing into our shared services center in Omaha. We’re looking at various end-market consolidations in countries.
So there’s more to do. We’re never - Michael’s comment about spiking the football - We’re going to continue to press, but I’m not sure if there is that much more runway. But we’re going to continue to try. So I think salaries, and leveraging salaries, is critical to us. That’s why we’re pleased to see the progress in the BB&T leverage.
Mr. Roth:
Another item to look at, if you look at our marketing services, we’re now at 50/50. Some of you may remember years ago, that was one of our objectives, to get at a 50/50.
And while I was throwing out accolades on our leadership, I have to throw out Andy Polansky at Weber, Fred Cook at Golin, and Gail. These are tremendous professionals that are just gaining market share in a space that is highly competitive. So I didn’t want to make slight of the fact that our - besides, Frank is sitting next to me - of our CMG businesses, who are performing well.
Mr. Nollen:
Thanks very much.

Mr. Roth:
Okay.

Operator:
Thank you. Next we have Tom Eagan, from Telsey Advisory Group.
Thomas Eagan, Telsey Advisory Group:
Great, thank you. Last year you made an investment in Samba TV. With all the changes we’re seeing in analytics and measurement, could you remind us what the strategic rationale behind that investment was, and what role Samba TV could play in the larger ecosystem? And then I have a follow-up, thanks.
Michael Roth, Chairman of the Board and Chief Executive Officer:
One of the great challenges in our industry is measurement, and using data resources in terms of allocating our clients’ money in this complex and varied opportunities to gain insights in the marketplace. One of the questions is, whether TV ever can be included in a real-time basis in our programmatic offering, and insights in linear TV.
And what we like to do is make investments in smaller companies that have some unique capabilities, and Samba TV is one of those. And our relationship with them, in terms of adding that type of insight to our overall data stack, is a very important aspect of - we have many others as well. And we have hundreds of different data resources that we use in our analytics. And Samba TV was just a unique proposition, particularly on the TV side, that we felt added some additional credibility and insights for us. We continue to look at these type of tech and data-insight companies to help us provide value to our clients.
Mr. Eagan:
Great. And then, Michael, last quarter call you mentioned that the project business was particularly strong in 2015. But that it was unclear if that was going to be repeated this year. Now that we are in April, what are you seeing?
Mr. Roth:
Well, first of all, our project business is very solid. The comment actually related to our digital business, in addition to our PR business, which is obviously doing well, and that has a tendency to be more project-based, as is experiential and sports. What’s happening on the digital side of the business, our goal is obviously to have agency of record. And what’s encouraging is, we do have longer-standing relationships with our special digital agencies that is somewhat different than it used to be in the business, which is very encouraging. But still, a significant portion of our digital practice is more or less on a project basis.
And now, I think the definition of project basis is changing a little bit on the digital side. We have relationships with clients, and their spends vary based on projects within it. We still have the clients. And so, for example, we’re seeing a return of some clients that we have relationships with that may have not spent as much money last year, but we’re starting to see the spend come back this year.
So I characterize that as sort-of project business. And I think we have to deal with that more in the environment today because digital is such a significant part of both our growth and the offerings we have with our clients. So as long as we deliver the best-in-class offerings, and we have the talent and the people - look, we’ve been living with a PR business that is more than 50% on a, somewhat on a, project basis. And we continue to perform. So it doesn’t scare us. I think it’s an opportunity. But it is a characterization of that business that you have to be sensitive to.
Mr. Eagan:
Great, thank you.

Operator:
Thank you. Next we have James Dix, from Wedbush Securities.
James Dix, Wedbush Securities:
Good morning, gentlemen. Two questions. First, Michael, I thought your point that you made about the organic growth of 12% for your top 20 clients was quite interesting, because I am going to guess that their ad spending growth organically was not up that much, and their - probably - their own revenues were not up that much. I don’t have the numbers; I’m not sure whether you do. But if that intuition is right, what do you think would be driving their increasing spending with you as a service provider, relative to the sizes of their business? Because I think it might reflect somewhat on the place of the agency in the value chain over the longer term, as well as obviously some great near-term strength.
And then my follow-up was just, any major pitches that you would call out in the market right now, either opportunities or any potential defenses which you would just have us focus on? Thanks.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Look, obviously our client base are large, multinational clients that have significant advertising dollars and marketing dollars. And our goal has always been to give them the best offerings we have, and not just one discipline. The health of a client relationship is that we’re bringing multiple services to the table, and that’s truly what the integrated offering is all about. And what’s encouraging is that when you look at our top 20 clients, we have multiple disciplines servicing those clients. And that’s what gives rise to that type of organic growth. So you can take a bigger share of wallet from a particular client, even though their spend may not be going up, if you’re bringing in PR, if you’re bringing in experiential, if you’re bringing in media. So that represents the strength of opportunities with our existing clients. And that’s why I’m so pleased with those types of results.
And it is so important, therefore, to keep the back door closed in terms of servicing clients. And that’s what this business is about. We have to add value to our clients, and it’s not just a one-off in terms of that. We have relationships with our clients that have lasted 50 years. And of course, those relationships go up and down like everything else. And we have to make sure that we’re bringing the best ideas and talent to the table. And that’s where our management teams have been doing so well. And that’s why we’re seeing the results that we’re seeing.
And that bodes well for, frankly, not just us, but our industry. Everyone thinks that we are being disintermediated with all these ad techs and other services that are out there. But if we are properly servicing our clients, and bringing in all the talent and insights that we can bring, we’re not going to get disintermediated. In fact, we see this as an opportunity. So I think so far our results are reflective of that.
On the pitch side, they’re pretty consistent to what we said before. The Army, which is McCann, they have a statutory review that we have actually extended. The last time we defended the Army was in, I believe, 2011, and it’s been extended through 2017. So, great work, both on the media side, as well as the PR side and the advertising side. And obviously, we continue to do great work with that client. And since this is a normal review, we’re not taking it lightly, but we believe we have a good chance of continuing.
On the media side, BMW is the, I think, the one pitch that’s still remaining that commenced last year, and it’s running into 2016 on the media side. And UM has serviced the account. We’ve won actually some one-offs in the meantime in some foreign locations, so we are encouraged to see that. So again, that one is still out there.
Fiat from MullenLowe is a review that was driven by procurement. So there, too, it’s a mandatory procurement review. It’s not that we’re having trouble or the client is putting us at risk, or - it’s a review. But every time there’s a review, there’s a risk. So those are the only big three that I believe are out there of note.
There are a number of media reviews out there that are what we view as upside. That means we’re not defending, but we’re participating in. And it’s public, so I can mention it, and that’s the 21st Century Fox and Volkswagen. Those we have - we’re participating in those reviews, and we hope to see some positive outcome from that. But again, it’s all upside. And I think those are the major ones that I’ll call out right now.
Mr. Dix:
Great, thanks very much.

Operator:
Thank you. We have Brian Wieser, from Pivotal Research.
Brian Wieser, Pivotal Research Group:
Thanks for taking the question. Hi, good morning. I’m sure you all read the article in Campaign a few weeks back about overtime regulations and how that might impact the industry. I was wondering if you could talk a bit about that. If it plays out, how you would manage the costs that might be incurred associated with it?
And, more broadly, I’m just curious to hear your thoughts about the potential for more offshoring of not just the middle office or the back office but front-office operations as well. As we see the industry evolving and business-process outsourcing taking a bigger role in what agencies do, just curious to hear your long-term thoughts on that topic.
Michael Roth, Chairman of the Board and Chief Executive Officer:
First of all, as far as the overtime, obviously we’ve looked at it. We don’t see - first of all, it won’t impact, if it does, until next year. We have some impact in ’16. We did do an analysis of it. We don’t see a material impact to our business as a result of it, given - obviously some of the temporary labor and some of our employment practices are affected by it, but it’s not a material number, given where we are right now.
Outsourcing: you have to define “outsourcing.” We have a number of our agencies that use foreign sites in a low-cost environment to do 24/7 production facilities. And they’re doing a tremendous job. We have lower costs, excellent talent, very strong results 24/7, and it would be wrong for us not to take advantage of locating those types of facilities in those types of countries. It’s not outsourcing in that it’s our people that are doing it. So it’s not that we’re using third parties to do it, but we’re locating our people in those geographic regions. Particularly in Latin America, we’re seeing very good results with it. As far as outsourcing non-production-type people, we like New York.

Mr. Wieser:
Let me, just to clarify, marketers looking at marketing as something that they outsource more, and the idea that agencies serve that role. So that’s -
Mr. Roth:
What we do is - our marketers, because we use an integrated approach, we use resources from all over the world. So whether FCB calls it a creative rumble, or McCann has a creative council, or any of our agencies, the way we approach creative responsibilities now, you need to have a diverse input, and we use all of our locations all over the world to do that. And that’s the value of having global footprints. But we don’t see us, in particular, outsourcing big pools other than the production stuff. And again, I don’t view that as outsourcing.
Mr. Wieser:
Thank you very much.
Mr. Roth:
Thank you, Brian.

. . . .
Operator:
Thank you. This concludes today’s conference. You may disconnect at this time.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Okay. Thank you all for participating. I look forward to our next quarter and the first half of the year results. Thank you.

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Cautionary Statement
This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.
Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	potential effects of a challenging economy, for example on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;

•	our ability to attract new clients and retain existing clients;

•	our ability to retain and attract key employees;

•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;

•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;

•
risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates; and

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.
Investors should carefully consider these factors and the additional risk factors outlined in more detail in our most recent Annual Report on Form 10-K under Item 1A, Risk Factors.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)

	Three months ended March 31, 2016
	As Reported	Losses on Sales of Businesses	Valuation Allowance Reversals	Adoption of ASU 2016-09	Adjusted Results
(Loss) Income Before Income Taxes	$(13.0)	$(16.3)			$3.3
Benefit of (Provision for) Income Taxes	15.6	0.4	$12.2	$7.5	(4.5)
Equity in Net Income of Unconsolidated Affiliates	0.1				0.1
Net Loss Attributable to Noncontrolling Interests	2.7				2.7
Net Income Available to IPG Common Stockholders	$5.4	$(15.9)	$12.2	$7.5	$1.6

Weighted-Average Number of Common Shares Outstanding - Basic	400.6				400.6
Add: Effect of Dilutive Securities
Restricted Stock, Stock Options and Other Equity Awards	8.7			1.4	7.3
Weighted-Average Number of Common Shares Outstanding - Diluted	409.3			1.4	407.9

Earnings Per Share Available to IPG Common Stockholders - Basic	$0.01	$(0.04)	$0.03	$0.02	$0.00
Earnings Per Share Available to IPG Common Stockholders - Diluted	$0.01	$(0.04)	$0.03	$0.02	$0.00